Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use in the registration statement on Form S-8 of Sionix Corporation of our report dated January December 22, 2011 on our audits of the financial statements of Sionix Corporation as of September 30, 2011 and for the fiscal years ended September 30, 2010 and 2009.

/s/ Kabani & Company, Inc.

Los Angeles, California

January 18, 2012